Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-277201, 333-186070, 333-184011, 333-174789, 333-146453, and 333-136440 on Form S-3 and Registration Statement Nos. 333-272627, 333-269666, 333-255830, 333-251976, 333-229554, 333-216103, 333-213278, 333-201703, 333-179591, 333-174790, 333-169719, and 333-156985 on Form S-8 of our report dated September 26, 2025 relating to the financial statements of Lite Strategy, Inc. appearing in this Annual Report on Form 10-K for the year ended June 30, 2025.

/s/ Deloitte & Touche LLP

San Diego, California

September 26, 2025